UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKDAY, INC.

(Exact Name of Registrant as Specified In Its Charter)

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WORKDAY, INC.

6230 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Thursday, May 23, 2013

April 2, 2013

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (Workday), will be held on Thursday, May 23, 2013, at 9:00 a.m. Pacific Daylight Time, at the San Ramon Marriott located at 2600 Bishop Drive, San Ramon, California, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class I directors to serve until the 2016 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2014;

3.

Reapproval of the Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m); and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Workday has fixed the close of business on March 25, 2013 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on March 25, 2013 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (Notice) is being mailed to stockholders of record as of the record date beginning on or about April 2, 2013. The Notice contains instructions on how to access our proxy statement for our 2013 Annual Meeting of Stockholders and our fiscal 2013 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: http://www.proxyvote.com by entering the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our investor relations department at 925.951.9005.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Co-Chief Executive Officer and Chairman
Pleasanton, California

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on 10-K for the fiscal year ended January 31, 2013. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this report.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

WORKDAY, INC.

6230 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

to be held on May 23, 2013 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the Annual Meeting) to be held at 9:00 a.m. PDT on Thursday, May 23, 2013, and any postponements or adjournments thereof. The Annual Meeting will be held at the San Ramon Marriott located at 2600 Bishop Drive, San Ramon, California. Beginning on or about April 2, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2016 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014;

•

reapproval of the Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m); and

•	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR the election of A. George (“Skip”) Battle and Michael M. McNamara, our nominees for Class I directors;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014; and

•

FOR the reapproval of the Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).

Who is entitled to vote?

Holders of our common stock as of the close of business on March 25, 2013, the record date, may vote at the Annual Meeting. As of the record date, we had 37,654,209 shares of Class A common stock outstanding and 128,929,690 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one vote for each share of Class A common stock held as of the close of business on the record date, and each holder of Class B common stock of Workday will be entitled to ten votes for each share of Class B common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer Company, or AST. You may e-mail AST at info@amstock.com or you can call AST at 888-432-7410 or 718-921-8124 Monday-Friday between 5:00am-5:00pm PT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 22, 2013 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 22, 2013 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or

•	by written ballot at the Annual Meeting.

Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Secretary of Workday, in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of Workday. Each holder of Class A common stock will have the right to one (1) vote per share of Class A common stock and each holder of Class B common stock will have the right to ten (10) votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The reapproval of the Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m) requires the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, and the reapproval of Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 2, 2013, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of seven members. Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board of Directors. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
A. George (“Skip”) Battle(1)(2)	I	69	Director	2007	2013	2016
Michael M. McNamara(1)(3)	I	56	Director	2011	2013	2016

Continuing Directors
Christa Davies(1)	II	41	Director	2012	2014	—
Scott D. Sandell(2)(3)	II	48	Director	2009	2014	—
George J. Still, Jr.(2)(3)*	II	55	Director	2009	2014	—
Aneel Bhusri	III	47	Chairman, co-founder and co-Chief Executive Officer	2005	2015	—
David A. Duffield	III	72	Co-founder, co-Chief Executive Officer and Director	2005	2015	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee
*	Lead Independent Director

Nominees for Director

A. George (“Skip”) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle is a director of Expedia, Inc., Fair Isaac Corporation, LinkedIn Corporation, Netflix, Inc. and OpenTable, Inc. He also served as a director of the Masters Select family of funds from 1996 until December 2012, of Advent Software, Inc. from 2005 until May 2011, and of PeopleSoft, Inc. (PeopleSoft), a global enterprise software company, from 1995 to 2004. Mr. Battle received an A.B. in Economics from Dartmouth College and an M.B.A. from Stanford University. Mr. Battle brings to our Board of Directors a diversity of distinguished experiences and seasoned business acumen. His service on a number of public and private company boards provides an important perspective on corporate governance matters, including best practices established at other companies.

Michael M. McNamara has served as a Director since December 2011. From 2006 to the present, Mr. McNamara has served as the Chief Executive Officer of Flextronics International, Ltd. (Flextronics), a global leader in design, manufacturing, distribution and aftermarket services. From 1994 until his appointment as Chief Executive Officer of Flextronics, Mr. McNamara served in a variety of other senior roles in Flextronics, including Chief Operating Officer, President, Americas Operations, and as Vice President, North American Operations. Mr. McNamara also has served as a director of Flextronics since 2005. Mr. McNamara is a director of Delphi Automotive LLP, is on the Advisory Board of Tsinghua University School of Economics and Management, and served as a director of MEMC Electronic Materials, Inc. from 2008 until May 2012. Mr. McNamara received a B.S. in Industrial Management from University of Cincinnati and an M.B.A. from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience managing international operations. His service as Flextronics’ Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

Continuing Directors

Aneel Bhusri co-founded Workday in 2005 and is our co-Chief Executive Officer and Chairman. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-Chief Executive Officer from September 2009 to the present, and as Chairman from January 2012 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2002 and in 2004, Mr. Bhusri served as Vice Chairman of the Board of Directors at PeopleSoft. Mr. Bhusri has been a Partner at Greylock Partners, a Silicon Valley venture capital firm, since April 1999, and prior to that time, worked at Norwest Venture Partners and at Morgan Stanley. From 2002 to July 2009, Mr. Bhusri was a director of Data Domain, Inc., where he held the position of Chairman from 2007 to July 2009. He also serves as a director of various private companies. Mr. Bhusri received a B.S. in Electrical Engineering and a B.A. in Economics from Brown University and an M.B.A. from Stanford University. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon Plc, a global risk management, insurance and human resources solutions company. Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a B.E. in Mechanical Engineering from the University of Queensland, Australia, and an M.B.A. from the Harvard Business School. Ms. Davies brings to our Board of Directors extensive experience in the software and technology industries, as well as financial expertise.

David A. Duffield co-founded Workday in 2005 and is our co-Chief Executive Officer and a Director. In addition, Mr. Duffield served as our Chairman from 2005 to January 2012, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, and has served as our co-Chief Executive Officer from September 2009 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft, and served as its Chairman from its inception in 1987 until 2004, as President and Chief Executive Officer from 1987 to 1999 and as Chief Executive Officer in 2004. Prior to PeopleSoft, Mr. Duffield was a founder, Chief Executive Officer and Chairman of Integral Systems, Inc., co-founded Information Associates, and worked at International Business Machines Corporation. Mr. Duffield received a B.S. in Electrical Engineering and an M.B.A. from

Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high growth technology companies focused on human resources and financial applications, and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

Scott D. Sandell has served as a Director since July 2009. Since 2000, Mr. Sandell has been a general partner at New Enterprise Associates (NEA), a global venture capital firm, where he heads NEA’s technology investing practice and leads NEA’s investing activities in China. Mr. Sandell started his career at the Boston Consulting Group, a business consulting firm, and later joined C-ATS Software, Inc., a company that developed software for financial risk management. Later, he worked as a product manager for Windows 95 at Microsoft Corporation, before joining New Enterprise Associates in 1996. Mr. Sandell is the lead director of Fusion-io, Inc. and Spreadtrum Communications, Inc., and is a director of various private companies. Mr. Sandell is on the Executive Committee of the Board of Directors of the National Venture Capital Association and is on the Board of Overseers of the Thayer School of Engineering at Dartmouth College. From 2001 to July 2009, Mr. Sandell served as a director of Data Domain, Inc. Mr. Sandell received an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University. Mr. Sandell brings to our Board of Directors years of experience as an advisor to a wide range of technology companies. Mr. Sandell’s experience with the growth and development of technology companies provides the Board of Directors with a unique perspective on our long-term strategy.

George J. Still, Jr. has served as a Director since October 2009 and as Lead Independent Director since August 2012. Mr. Still is currently a Partner Emeritus at Norwest Venture Partners (NVP), a global venture capital firm. From 1994 to December 2012, Mr. Still served as NVP’s Managing Partner. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still is currently a director of Rackspace Hosting, Inc. and various private companies. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a Partner with the Centennial Funds, a venture capital firm. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. In addition, he is a director of The First Tee of San Francisco, KnowledgeBeat and is a former member of the Board of Directors of the Lucile Packard Foundation for Children’s Health, where he is a current member of the Audit Committee. Mr. Still received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the Tuck School of Business at Dartmouth College, where he is a member of the Board of Advisors of Tuck’s Center for Private Equity and Entrepreneurship. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (Audit Committee) has appointed the firm of Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the year ending January 31, 2014. During our year ended January 31, 2013, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2014. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP for professional services rendered with respect to the years ended January 31, 2013 and January 31, 2012. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	2013	2012
Audit Fees(1)	$850,000	$400,000
Audit-Related Fees(2)	1,841,835	242,592
Tax Fees(3)	283,990	37,886
All Other Fees	—	—

	$2,975,825	$680,478

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements.
(2)

Includes fees for service organization control audits under Statement on Standards for Attestation Engagements No. 16. In addition, includes $1,575,000 of fees associated with our initial public offering of common stock completed in October 2012, which included review of our quarterly consolidated financial information included in our registration statement on Form S-1 filed with the SEC, as well as comfort letters, consents and review of documents filed with the SEC.

(3)	Includes fees in connection with tax compliance and tax consulting services.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering non-audit services for tax compliance and structure advice, privacy, and ISO 27001 attestation services by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures.

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the chair if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

REAPPROVAL OF THE SECTION 162(M) LIMITS OF THE 2012 EQUITY INCENTIVE PLAN

General

Our 2012 Equity Incentive Plan, or the Plan, was adopted by our Board of Directors in August 2012, approved by our stockholders in September 2012, and became effective in October 2012. The Plan provides for the grant of awards to eligible employees, directors, consultants, independent contractors and advisors in the form of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses.

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified personnel. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In March 2013, our Board of Directors directed us to submit the material terms of the Plan to our stockholders for reapproval of the share grant limitations for purposes of Section 162(m) of the Internal Revenue Code, or IRC. The material terms of the Plan are described below under “Summary of the Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to the exercise of options and the vesting of stock which when added to the compensation payable by us to certain executive officers in any single year exceeds $1.0 million. Compensation includes cash compensation, ordinary income arising from the exercise of nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of incentive stock options.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. Options, restricted stock units and stock appreciation rights granted under the Plan permit our Compensation Committee to design such awards to qualify as “performance-based” compensation within the meaning of Section 162(m). For these equity awards to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders must approve the material terms of the Plan at the Annual Meeting. Gains from restricted stock awards generally will not be deductible.

We believe that we must retain the flexibility to respond to changes in the market for top executive talent and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our Board of Directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the Plan to our co-Chief Executive

Officers and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

Summary of the Plan

We adopted the Plan, which became effective in October 2012, as the successor to our 2005 Stock Plan. We reserved 25,000,000 shares of our common stock to be issued under our Plan. The number of shares reserved for issuance under our Plan increases automatically on the thirty-first day of March of each of year 2013 through 2022 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding January 31. However, our Board of Directors or Compensation Committee may reduce the amount of the increase in any particular year. In addition, the following shares are available for grant and issuance under our Plan:

•

shares subject to options or stock appreciation rights granted under our Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to awards granted under our Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our Plan that otherwise terminate without shares being issued;

•	shares surrendered, cancelled, or exchanged for cash or a different award (or combination thereof);

•	shares reserved but not issued or subject to outstanding grants under our 2005 Stock Plan;

•	shares issuable upon the exercise of options or subject to other awards under our 2005 Stock Plan that cease to be subject to such options or other awards by forfeiture or otherwise;

•	shares issued under our 2005 Stock Plan that are forfeited or repurchased by us; and

•	shares subject to awards under our 2005 Stock Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

Our Plan authorizes the award of stock options, RSAs, SARs, RSUs, performance awards and stock bonuses. No person will be eligible to receive more than 2,000,000 shares in any calendar year under our Plan other than a new employee of ours, who will be eligible to receive no more than 4,000,000 shares under the plan in the calendar year in which the employee commences employment.

Our Plan is administered by our Compensation Committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our Board of Directors acting in place of our Compensation Committee. The Compensation Committee has the authority to construe and interpret our Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

Our Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

In general, options granted under our Plan will vest over a four-year period, and options for executives will vest over a five-year period. Options may vest based on time or achievement of performance conditions. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our Plan is ten years.

An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.

Performance conditions which may be used under the plan include:

•	Attainment of objective operating goals and employee metrics

•	Attainment of research and development milestones

•	Billings

•	Bookings

•	Cash conversion cycle

•	Cash flow (including free cash flow or operating cash flow)

•	Contract awards or backlog

•	Controllable operating profit, or net operating profit

•	Credit rating

•	Customer indicators

•	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings)

•	Earnings per share

•	Economic value added

•	Gross margin

•	Growth in stockholder value relative to a pre-determined index

•	Improvements in workforce diversity

•	Improvements in productivity

•	Individual confidential business objectives

•	Market share

•	Net income

•	Net profit

•	Net revenue

•	New product invention or innovation

•	Operating expenses or operating expenses as a percentage of revenue

•	Operating income

•	Operating margin

•	Operating profit

•	Overhead or other expense reduction

•	Profit before tax

•	Return on assets or net assets

•	Return on equity

•	Return on invested capital

•	Revenue

•	Stock price

•	Strategic plan development and implementation

•	Succession plan development and implementation

•	Total stockholder return

Stock bonuses may be granted as additional compensation for service or performance, and therefore, not be issued in exchange for cash.

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our Plan.

Unvested awards and unexercised stock options granted under our Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our Compensation Committee. Unless otherwise permitted by our Compensation Committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our Plan generally may be exercised for a period of six months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or for a period of six months in the case of disability, or such longer period as our Compensation Committee may provide. Options generally terminate immediately upon termination of employment for cause.

If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding awards may be cancelled in connection with a cash payment. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the merger or consolidation. In the event of specified change in control transactions, our Compensation Committee may accelerate the vesting of awards (a) immediately upon the occurrence of the transaction, whether or not the award is continued, assumed or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant’s service following such a transaction.

Our Plan will terminate ten years from the date our Board of Directors approved the plan, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our Plan at any time. If our Board of Directors amends our Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

As of March 15, 2013, options to purchase 393,750 shares had been granted under our Plan, of which zero shares had been exercised, 407,080 shares of restricted stock were granted, and 799,830 shares remained outstanding. The options outstanding as of March 15, 2013 had a weighted-average exercise price of $50.28 per share.

History of Grants Under the Plan

Our co-Chief Executive Officers, our other named executive officers, our current executive officers as a group and our current non-employee directors as a group have not been granted awards under the Plan, over the life of the Plan through March 15, 2013. Our current employees (excluding executive officers and directors) as a group have been granted awards under the Plan, over the life of the Plan through March 15, 2013, as follows:

Name and Position	Number of Securities Underlying Awards
Aneel Bhusri	—
Co-Chief Executive Officer

David A. Duffield	—
Co-Chief Executive Officer

Mark S. Peek	—
Chief Financial Officer

Michael A. Stankey	—
President and Chief Operating Officer

All current executive officers (5 persons)	—
All current non-employee directors (5 persons)
All current employees (excluding executive officers)	804,730

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL

OF THE SECTION 162(M) LIMITS OF OUR 2012 EQUITY INCENTIVE PLAN.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the closing of an initial public offering. Our Board of Directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. Ms. Davies, one of our directors and a member of our Audit Committee, is the Chief Financial Officer of Aon Plc. Workday made payments to Aon for consulting and other professional services the fiscal year ended January 31, 2013. We have discontinued our engagement of Aon for these types of services and intend to satisfy the audit committee independence requirements of Rule 10A-3 within the one-year transition period provided by Rule 10A-3 and the rules of the New York Stock Exchange. Therefore, the Board determined that it was appropriate for Ms. Davies to continue her service on the Audit Committee. In addition, Mr. Battle sits on a number of other public company boards of directors. The Board of Directors has determined that such simultaneous service will not impair Mr. Battle’s ability to effectively serve on the Audit Committee.

Leadership Structure

The positions of Chairman of the Board and co-Chief Executive Officer are filled by the same person, Mr. Aneel Bhusri. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Bhusri’s extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the co-Chief Executive Officers bring company-specific experience and expertise. The Board of Directors believes that Mr. Bhusri’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our Board of Directors has established corporate governance guidelines which state that when the chairperson of the Board and chief executive officer positions are held by the same person, a lead independent director may be designated. Because Mr. Bhusri is our co-Chief Executive Officer and Chairman, our Board of Directors appointed Mr. Still to serve as our lead independent director. As lead independent director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the co-Chief Executive Officers and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our lead independent director. The lead independent director provides feedback to Workday’s Co-Chief Executive Officer, as needed, promptly after the executive session. Neither Mr. Duffield nor Mr. Bhusri participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Meetings of the Board of Directors

The full Board met six times during fiscal 2013. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2013.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. We have scheduled our 2013 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for fiscal year 2013 for each of our Board committees:

Audit Committee

Our Audit Committee is composed of Messrs. Battle and McNamara and Ms. Davies. Mr. Battle is the chairman of our Audit Committee. Each of Messrs. Battle and McNamara satisfy the independence requirements of Rule 10A-3, and we expect that Ms. Davies will satisfy such independence requirements within the applicable transition period permitted under the rule. Mr. Battle and Ms. Davies are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on either of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met twice during fiscal 2013. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Compensation Committee

Our Compensation Committee is composed of Messrs. Battle, Still and Sandell. Mr. Still is the chairman of our Compensation Committee. Each member of the Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (the Code), is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is independent within the meaning of New York Stock Exchange rules. The Compensation Committee met three times during fiscal 2013. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara, Sandell and Still, each of whom is independent within the meaning of the New York Stock Exchange rules. Mr. McNamara is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee was newly formed and did not meet during fiscal 2013. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment

•	experience with high-growth companies

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience

•	commitment to understand Workday and its business, industry and strategic objectives

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct

•	ability to read and understand financial statements and other financial information pertaining to Workday

•	commitment to enhancing stockholder value

•	willingness to act in the interest of all stockholders

•	for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines (Guidelines), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Workday values diversity on a company-wide basis, but has not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Workday not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the calendar year 2013 Annual Meeting, for which such notice will be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.12.2 of our Bylaws). Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Our non-employee directors are entitled to receive both equity and cash compensation for their service as directors. Our Board of Directors has determined that the non-employee directors will receive an annual stock option grant to purchase 30,000 shares of Class A common stock. In addition, non-employee directors are entitled to receive annual cash compensation of $30,000 for service on our Board, $15,000 for the chair of the Audit Committee, $10,000 for the chair of the Compensation Committee and $7,000 for the chair of the Nominating and Governance Committee. In addition, directors will receive $2,000 for each board meeting attended in excess of 10 per year, and $1,000 for each committee meeting attended in excess of 10 per year for the Audit and Compensation Committees and five per year for the Nominating and Governance Committee. Our non-employee directors have determined to waive the cash compensation for their Board and Committee service through the fiscal year ending January 31, 2014.

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the fiscal year ended January 31, 2013. Other than as set forth in the table and described more fully below, in the fiscal year ended January 31, 2013 we did not pay any fees to, reimburse any expenses of, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors.

The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended January 31, 2013:

Name	Grant Date	Option Awards(4)
A. George (“Skip”) Battle	8/28/2012	$483,753	(1)
Christa Davies	8/28/2012	2,418,765	(2)
	9/28/2012	173,246	(3)
George J. Still, Jr.	8/28/2012	483,753	(1)
Michael M. McNamara	8/28/2012	483,753	(1)
Scott D. Sandell	—	—

(1)

In August 2012, Messrs. Battle, McNamara and Still received a stock option to purchase up to 30,000 shares of Class B common stock with an exercise price of $9.20 per share, which will vest in full on January 1, 2014.

(2)

In August 2012, in connection with commencing her service as a director, Ms. Davies received a stock option to purchase 150,000 shares of Class B common stock with an exercise price of $9.20 per share. This option vests over a five-year period as follows: 20% of the common stock underlying the option vests on the first anniversary of the vesting start date and thereafter 5% of the common stock underlying the options vests each quarter.

(3)

In September 2012, Ms. Davies received an additional stock option to purchase 15,000 shares of Class B common stock with an exercise price of $22.50 per share. This option will vest in full on January 1, 2014.

(4)

Amount reported represents the grant date fair value of the stock option granted to the independent members of our Board of Directors during the fiscal year ended January 31, 2013 under our 2005 Stock Plan, as computed in accordance with FASB ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 of the Notes to our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K filed on March 22, 2013. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a lapsing right of repurchase in favor of us at the exercise price.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Secretary at generalcounsel@workday.com or by mail to Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2013 with Workday’s management and with EY, including the results of the independent registered public accounting firm’s audit of Workday’s financial statements. The Audit Committee has also discussed with EY all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from Workday, as well as any relationships that may impact EY’s objectivity and independence.

On our review and discussions with Workday’s management and independent registered public accountants, we recommended to the Board of Directors that the audited financial statements be included in Workday’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

A. George (“Skip”) Battle (Chair)

Christa Davies

Michael M. McNamara

RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation,” we describe below transactions since February 1, 2012 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.

Amended and Restated Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares.

After our initial public offering, certain holders of shares of our Class B common stock outstanding as of April 30, 2012 became entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended (Securities Act). These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our Amended and Restated Investors’ Rights Agreement dated as of October 13, 2011 (IRA), and are described in additional detail below. We, along with Messrs. Duffield, Bhusri, Battle, McNamara, Peek and Still or their affiliated entities, as well as certain other parties, are parties to the IRA. We originally entered into the IRA in connection with our Series A financing in April 2005 and it was amended in each of our future preferred stock financing rounds. The IRA was most recently amended in October 2011.

Demand Registration Rights

Under our IRA, upon the written request of certain of the holders of the registrable securities then outstanding that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $15 million, we will be obligated to use our commercially reasonable efforts to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. The demand registration rights may not be exercised until April 11, 2013. We are required to effect no more than two registration statements which are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our Board of Directors such registration would be detrimental to us, and we are not required to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration initiated by us.

Piggyback Registration Rights

If we register any of our securities for public sale, we will have to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating to any of our stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 10% of the total shares covered by the registration statement.

Form S-3 Registration Rights

The holders of the registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $5 million. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights per six-month period, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our Board of Directors such registration would be detrimental to us.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and commissions. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn at the request of a majority of the holders of the registrable securities to be registered, subject to limited exceptions.

Expiration of Registration Rights

The registration rights described above will terminate as to any stockholder at such time as all of such stockholders’ securities (together with any affiliate of the stockholder with whom such stockholder must aggregate its sales) could be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or following a deemed liquidation event under our Certificate of Incorporation, but in any event no later than October 12, 2014.

Stock Restriction Agreement

Mr. Duffield and Mr. Bhusri, our co-founders, have entered into a stock restriction agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 66% of the outstanding voting power of our capital stock.

Right of First Refusal

Pursuant to stock option exercise agreements used for grants under our 2005 Stock Plan, stockholders wishing to sell shares acquired under our 2005 Stock Plan to a third party grant us or our assignees the right to purchase those shares on the same terms proposed with the third party. These rights are customary for venture capital-backed companies in our industry and terminated after the completion of our initial public offering in October 2012. In September 2012, in connection with a proposed sale by a stockholder to a third party, we assigned our right to purchase 36,000 shares of our common stock to the Still Family Partners, of which Mr. Still, a member of our Board of Directors, is general partner.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Michael Duffield, a son of David Duffield, our co-founder, co-CEO and a member of our Board of Directors, has been employed by us since May 2005. As General Manager of Education & Government, Michael Duffield is responsible for the strategy, development, service delivery, sales and marketing of Workday solutions for education and government organizations. During the year ended January 31, 2013, Michael Duffield had total cash compensation, including base salary, bonus and other compensation, of $315,343.

Amy Zeifang, a daughter of David Duffield, has been employed by us on a part-time basis since February 2006. Amy Zeifang serves as Co-Director of Corporate Giving, responsible for community engagement and corporate philanthropy programs for Workday. Her salary and bonus did not exceed the disclosure threshold for the fiscal year ended January 31, 2013.

The compensation levels of Michael Duffield and Amy Zeifang were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. They were also eligible for equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Equipment Lease

In June 2010, we entered into a capital lease agreement with Lake Tahoe Land Company, LLC, an affiliate of David Duffield. The lease agreement provides for an equipment lease financing facility to be drawn upon for purchases of information technology and related equipment for use in our business operations. The amount paid under this agreement in the fiscal year ended January 31, 2013 was $4,186,630. As of January 31, 2013, the principal balance due under the lease agreement was $2,047,449.

Real Estate Leases

In November 2012, we entered into three five-year facility operating lease agreements with Metropolitan Life Insurance Company and MetLIFE Insurance Company of Connecticut, which were assumed by NPC Holdings, LLC, an affiliate of David Duffield, in December 2012. The lease agreements provide for the lease of 10,684 square feet, 17,240 square feet and 41,535 square feet, respectively, of office space in Pleasanton, California, commencing on various dates in 2013. The costs of the foregoing leases are $250,006, and $403,416 and $971,919, respectively, for the first year of such leases, and will increase by $0.60/square foot per year thereafter. In addition, in January 2013 we entered into a lease amendment with NPC Holdings, LLC which provides for the lease of 18,597 additional square feet of office space in Pleasanton, California, commencing in 2013 and ending in March 2015. The cost of the lease amendment is approximately $435,168 per year, and will increase by $0.60/square foot per year thereafter. There were no amounts paid under these agreements to entities affiliated with David Duffield in the fiscal year ended January 31, 2013.

Aircraft Lease

In May 2012, we entered into a one-year agreement with David Duffield for the lease of aircraft at a rate of twice the applicable fuel costs plus crew travel expenses. Prior to this agreement, we had an arrangement to pay Nevada Pacific Consulting, LLC and TDMC, LLC, affiliates of Mr. Duffield, for aircraft usage and crew expenses at an hourly rate. The amount paid under this agreement and the prior arrangement in the fiscal year ended January 31, 2013 was $234,567.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon, plc. Workday is a customer of Aon and made payments for consulting and other services provided by Aon of $161,737 in the fiscal year ended January 31, 2013.

Relationship with Flextronics International, Ltd.

Mr. McNamara, one of our directors, is the Chief Executive Officer of Flextronics. Flextronics has been a customer of Workday since 2008 and made payments to Workday of $572,190 in the fiscal year ended January 31, 2013.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Person Transactions

We have adopted a written related-party transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related persons,” are not permitted to enter into a material related person transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. Any request for us to enter into a transaction with a related person, in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000, will be presented to our disinterested members of the Audit Committee for review, consideration and approval or ratification. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

Prior to the adoption a written policy for the review and approval of transactions with related persons, our Board of Directors had historically reviewed and approved any transactions where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interested as to the agreement or transactions were disclosed to our Board of Directors. Our Board of Directors would take information into account when evaluation the transaction and in determining whether such transaction was fair to Workday and in the best interest of all of our stockholders.

EXECUTIVE COMPENSATION

Overview

We formed the Compensation Committee of our Board of Directors in May 2012, and it held its first meeting in August 2012. Prior to our becoming a public company, all significant decisions relating to the compensation of our executive officers were reviewed and approved by the disinterested members of our Board of Directors. Since becoming a public company, our Compensation Committee reviews, evaluates and makes decisions on executive compensation and our overall compensation philosophy, as required by New York Stock Exchange Rules.

This section provides an overview of the material components of our executive compensation program for our co-Chief Executive Officers and each of our two other most highly compensated executive officers (our named executive officers, or NEOs) during fiscal 2013. The compensation provided to our NEOs for fiscal 2013 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; compensation decisions for our NEOs in fiscal 2013; the role of compensation consultants; and the peer group used in evaluating executive officer compensation.

Our NEOs for fiscal 2013 were:

•	Aneel Bhusri, our Chairman of the Board of Directors and co-Chief Executive Officer;

•	David A. Duffield, our co-Chief Executive Officer;

•	Mark S. Peek, our Chief Financial Officer; and

•	Michael A. Stankey, our President and Chief Operating Officer

Executive Summary

Fiscal 2013 Financial and Business Highlights

We provide enterprise cloud applications for human capital management (HCM), payroll, financial management, grants management, time tracking, procurement, employee expense management and analytics. We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with three-year terms and with subscription fees based on the size and nature of the customer’s workforce. As of January 31, 2013, we had over 400 customers.

In fiscal 2013, we achieved significant financial and business results:

•	We increased our revenues 103.6%, from $134.4 million to $273.7 million;

•	We signed our largest contract to date with a global customer with more than 300,000 employees worldwide;

•	We issued three new updates with hundreds of new features;

•	We maintained stellar customer satisfaction ratings;

•	We were named the “#1 Top Workplace in the Bay Area” and the “#1 Best Place to Work in the Bay Area” for large companies in two different media surveys; and

•	In October 2012, we completed an initial public offering of our common stock resulting in net proceeds of approximately $684.6 million.

Executive Compensation Philosophy, Objectives and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition between companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of research and development, sales, marketing, services and general and administrative functions. The market for skilled personnel in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

In fiscal 2013, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to reflect Workday’s values. The Compensation Committee believes that a great work environment, substantial company ownership and solid pay and benefits support a winning team, company and workplace. Further, Workday’s compensation is designed to be focused on ownership, focused on innovation and results and fair and flexible. Accordingly, key elements of Workday’s total rewards philosophy include the following:

Focus on ownership: All employees are owners, and equity compensation is a larger part of total rewards than the market norm.

Focus on innovation and results: Workday rewards results based on performance, while recognizing differences between functions. The development of great products is the life-blood of the company, and the compensation structure for product developers is weighted toward long-term compensation in support of longer-term objectives. In contrast, sales compensation is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Committee recognizes the importance of providing fair rewards for employee contributions. Workday seeks to provide total targeted direct compensation (salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. Workday also believes in making tough decisions in order to adhere to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices.

Objectives for our Executive Compensation Programs

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	Provide competitive compensation to recruit, retain and motivate top talent;

•	Align the interests of our executive officers and stockholders through the use of equity awards; and

•	Motivate and reward behavior consistent with Workday goals and performance objectives.

The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives, and reviews our compensation program at least annually.

Design

Our executive compensation program, which was developed and implemented primarily while we were privately held, has been heavily weighted towards equity in the form of stock option grants. Our Board of Directors determined that compensation in the form of equity helped to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. Our Board continues to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of the stockholders. To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and, to a lesser extent, annual cash bonuses. Historically, our cash compensation has been low relative to public companies, and bonus opportunities have not been uniformly applied to all executives, resulting in cash compensation for executives that is typically below companies in our peer group (as described below).

As we transition from being a privately-held company to a publicly-traded company, we are evaluating our compensation philosophy and programs. We have reviewed, and expect to review, executive compensation annually including base salary, incentive compensation and equity-based grants to ensure that it promotes stockholder interests and provides for appropriate rewards and incentives for Workday’s management and employees.

If desirable or required under any rules or regulations of the SEC, the Committee will review whether Workday’s compensation structure encourages undue or inappropriate risk taking by Workday personnel.

Our Compensation-Setting Process

Our co-founders and co-Chief Executive Officers received a base salary of $33,280 upon the commencement of their employment, which has not changed since that time. Messrs. Duffield and Bhusri have not participated in a bonus plan, other than the company-wide bonus plan that is available to all employees. In May 2012, the disinterested members of our Board of Directors reviewed a study by Compensia of equity positions for CEOs of pre-public companies, and determined to grant options to Mr. Duffield and restricted stock to Mr. Bhusri, as described below, in recognition of the importance of their roles.

The initial compensation arrangements with our executive officers other than our co-CEOs have been the result of arm’s-length negotiations between us and each individual executive at the time of their hire. Prior to the formation of our Compensation Committee in May 2012, our co-Chief Executive Officers were primarily responsible for overseeing and approving the negotiation of these arrangements. Except with respect to their own compensation, our co-Chief Executive Officers made recommendations to our Board of Directors regarding, and our Board of Directors approved, equity compensation for executive officers. In May 2012, our Board of Directors reviewed and approved the terms of the offer letter for Mr. Peek in connection with the commencement of his employment.

Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee of our Board of Directors is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from our co-Chief Executive Officers and other members of our executive team when discussing the performance and compensation of other executive officers. The Compensation Committee also coordinates with our Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

Role of Compensation Consultant

In May 2012, the Compensation Committee retained Compensia to assess the competitiveness of our compensation programs and aid in the transition of our compensation programs from a private company to a public company structure. Specifically, Compensia was engaged to:

•	provide data for the establishment of a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current director, CEO and other executive officer compensation practices and equity profile relative to market practices;

•	review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group; and

•	review market practices on employee stock purchase plans and option programs

The total fees paid to Compensia for the fiscal year ended January 31, 2013 were $67,667. The Compensation Committee does not believe that the advice provided by Compensia to Workday and the Committee resulted or results in a conflict of interest because the Committee and Workday had complete access to Compensia throughout the review process.

Peer Group

In November 2012, our Board of Directors, based upon the recommendation of the Compensation Committee, approved the following peer group, based on companies that are in applications software, systems software, or internet software and services, with revenues and market capitalization of between .5x to 2x those of Workday’s and annual revenue growth of greater than 25%:

Ariba, Inc. Aruba Networks, Inc. athenahealth, Inc. Aspen Technology, Inc. CommVault Systems, Inc. Concur Technologies, Inc. CoStar Group, Inc. Fortinet, Inc. Fusion-io, Inc. Guidewire Software, Inc.	NetSuite, Inc. Palo Alto Networks, Inc. Qlik Technologies Inc. RealPage, Inc. ServiceNow, Inc. SolarWinds, Inc. Sourcefire, Inc. Splunk Inc. The Ultimate Software Group, Inc.

While Workday considers the compensation levels of the companies in its peer group, it has not specifically benchmarked its compensation levels to the peer group. Rather, Workday uses the peer group as a general guide to overall compensation levels among similar companies.

Elements of Our Executive Compensation Program

The key elements of our compensation package for named executive officers are base salary, bonuses, equity-based awards, and our benefits programs. As stated above, historically, Workday has not benchmarked to any specific percentile of its peer group. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, Workday has not used specific formulas or weightings in determining the allocation of the various pay elements; rather, each NEO’s compensation has been designed to provide a combination of compensation that is tied to achievement of our short- and long-term objectives.

Base Salary

We offer base salaries that are intended to provide a level of stable fixed compensation to named executive officers for performance of day-to-day services. Other than our co-founders, each named executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted or required. In fiscal 2013, the Compensation Committee reviewed the base salaries of our executive officers taking into consideration a compensation analysis performed by Compensia. The base salaries paid to our named executive officers for fiscal 2013 are set forth in the Summary Compensation Table below.

Bonuses

Under Workday’s company-wide bonus plan for fiscal 2013 (Company-Wide Bonus Plan), each full time employee of Workday hired prior to October 31, 2012, including our named executive officers, was entitled to receive a cash bonus of $1,500 plus one week’s additional vacation time if we achieved certain business objectives. In addition, pursuant to the terms of their respective offer letters, Mr. Stankey and Mr. Peek were eligible to receive a targeted discretionary bonus of $125,000 and $100,000, respectively, based on their performance, and Mr. Peek received a hiring bonus of $50,000. Our co-Chief Executive Officers and most other executives have not participated in an annual cash bonus plan, other than the Company-Wide Bonus Plan that is available to all employees.

In March 2013, our Compensation Committee determined that Mr. Stankey and Mr. Peek were entitled to receive their respective target annual bonuses of $125,000 and $100,000 (in Mr. Peek’s case, $75,000 was paid for the three quarters in which he was employed by Workday during fiscal 2013), for their performance. In addition, the Compensation Committee determined that executive officers would be entitled to receive the standard bonus under the Company-Wide Bonus Plan. In making this determination, the Committee considered Mr. Stankey’s demonstrated leadership within the sales organization and the substantial revenue growth of Workday. The Committee also considered Mr. Peek’s contributions to Workday’s successful initial public offering and leadership in preparing Workday for public company requirements.

Equity-Based Awards

Our practice as a private and rapidly-growing company was to grant equity awards to our newly-hired executive officers, and other executive officers as needed, in order to effectively align the interests of the executive with our long-term growth objectives. Historically, we have not made regular equity awards to our named executive officers, although we anticipate that annual equity awards may form a component of our compensation structure for executives going forward in order to more effectively align the interests of executive officers and our stockholders and ensure appropriate long-term incentives remain in place.

The sizes and types of awards that have historically been granted to executive officers have not been determined based on a specific formula, but rather on a combination of the Board of Directors’ discretionary judgment regarding the appropriate level of compensation for the position, the need to fill or retain an individual in a particular position, and, as applicable, the value of equity being forfeited by the individual in leaving their prior employer. In May 2012, the disinterested members of our Board of Directors reviewed a study by Compensia of equity positions for CEOs of pre-public companies in determining the appropriate equity compensation for Mr. Duffield and Mr. Bhusri, and determined to grant Mr. Duffield an option to purchase 300,000 shares of common stock at an exercise price of $7.05, and to grant Mr. Bhusri 1,000,000 restricted shares. Also in May 2012, in connection with Mr. Peek’s commencement of employment, the Board of Directors determined to grant Mr. Peek an option to purchase 500,000 shares of our common stock, and further determined to grant an option to purchase 150,000 shares of our common stock to Mr. Stankey, in each case at an exercise price of $7.05 per share. Mr. Peek also received a restricted stock award of 150,000 shares in May 2012. The size of these awards was made in accordance with the general criteria discussed above and were not otherwise based on any specific benchmarking to a particular percentile of a peer group. See the “Summary Compensation Table” below for information regarding stock-based award grants to the named executive officers during fiscal 2013.

Benefits Programs

Our employee benefit programs, including our 401(k) plan and health, dental, vision and disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees.

Post-Employment Compensation

The terms and conditions of employment for Mr. Stankey and Mr. Peek are set forth in their respective offer letter agreements. See “Employment Arrangements and Indemnification Agreements” below for more information on these agreements. Mr. Duffield and Mr. Bhusri do not have employment agreements with Workday. In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees which provides for severance benefits in the event of a termination of employment following a change in control. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

No Gross-ups of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2013, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the five-year vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option-valuation model “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an award recipient is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Executive Compensation discussion included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation discussion be incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 31, 2013 and included in this proxy statement. Submitted by the Compensation Committee of the Board of Directors:

George J. Still, Jr. (Chair)

A. George (“Skip”) Battle

Scott D. Sandell

Executive Officers and Key Employees

The following table identifies certain information about our executive officers and key employees as of March 25, 2013. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Workday
Executive Officers:
David A. Duffield	72	Co-founder, co-Chief Executive Officer and Director
Aneel Bhusri	47	Chairman, co-founder and co-Chief Executive Officer
Mark S. Peek	55	Chief Financial Officer
Michael A. Stankey	54	President and Chief Operating Officer
James P. Shaughnessy	58	Vice President and General Counsel

Key Employees:
James J. Bozzini	46	Senior Vice President of Operations and Services
Petros Dermetzis	51	Vice President of Development
Michael L. Frandsen	51	Vice President of Products
Stanley A. Swete	52	Chief Technology Officer

Executive Officers

For information on the business background of Messrs. Duffield and Bhusri, see “Proposal No. 1—Election of Directors” above.

Mark S. Peek has served as our Chief Financial Officer since June 2012, and served as a Director from December 2011 to June 2012. From January 2011 to May 2012, Mr. Peek served as the Chief Financial Officer and Co-President, Business Operations of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as Chief Financial Officer of VMware. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com, Inc., an online retail company. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte & Touche LLP, the last 10 years as a partner. Mr. Peek is a director of Trimble Navigation Limited, an advanced positioning systems company. Mr. Peek received a B.S. in Accounting and Business Administration from Minnesota State University.

Michael A. Stankey has served as our President and Chief Operating Officer since September 2009. From October 2007 to September 2009, Mr. Stankey was a Partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey received a Bachelor of Business Administration from the University of Wisconsin, Eau Claire.

James P. Shaughnessy has served as our Vice President and General Counsel since August 2011. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft in 2004. Prior to 2007, Mr. Shaughnessy also served as Senior Vice President and General Counsel of Lenovo Group Ltd. and in senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a B.S. in Political Science from Northern Michigan University and a J.D. and a Masters of Public Policy from the University of Michigan.

Other Executive Management

James J. Bozzini has served as our Senior Vice President of Operations and Services since January 2007. Between 1991 and 1999, Mr. Bozzini held a number of senior management positions at PeopleSoft, including Senior Vice President of Services Operations. Prior to joining Workday, Mr. Bozzini also worked for Evolve Software, Inc. and Andersen Consulting (now known as Accenture Ltd.). Mr. Bozzini received a B.S. in Business Administration from California State University, Chico.

Petros Dermetzis has served as our Vice President of Development since February 2005. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a B.A. in Marketing Engineering from Huddersfield University and an M.S. in Information Management from Lancaster University.

Michael L. Frandsen has served as our Vice President of Products since January 2010. From January 2008 to December 2008, Mr. Frandsen served as Chief Executive Officer at Potenco, Inc. a developer of hand-held micro-generators. From November 2006 to July 2007, Mr. Frandsen served as Senior Vice President, Product Management and Strategy at DemandTec, Inc., a SaaS marketing and merchandising optimization solutions company. From 1995 to 2002, Mr. Frandsen held a number of key leadership roles at PeopleSoft, including general manager of supply chain management. Mr. Frandsen received a B.S. in Business from the University of Colorado at Boulder.

Stanley A. Swete has served as our Chief Technology Officer since February 2007. From April 2005 to February 2007, Mr. Swete served as our Vice President of Products and Technology. From 1992 to 2002 and in 2004, Mr. Swete held a number of key leadership roles at PeopleSoft, including head of the products and technology organization. He was also manager of tools development, general manager of financial applications, general manager of CRM, and was responsible for the initial release of PeopleSoft’s Internet architecture. Mr. Swete received a B.S. and M.S. in Industrial Engineering from Stanford University.

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our named executive officers during the fiscal year ended January 31, 2013 and the fiscal year ended January 31, 2012.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)		Stock Awards(2)	All Other Compensation(3)	Total
Aneel Bhusri	2013	$33,280	$1,500	$—		$12,800,000	$—	$12,834,780
Co-Chief Executive Officer	2012	33,280	1,500	—		—	—	34,780

David A. Duffield	2013	33,280	1,500	2,408,160		—	2,164	2,445,104
Co-Chief Executive Officer	2012	33,280	1,500	—		—	—	34,780

Mark S. Peek	2013	145,833	126,500	4,013,600		1,920,000	24,751	6,230,684
Chief Financial Officer	2012	—	—	382,410	(4)	—	—	382,410

Michael A. Stankey	2013	275,000	126,500	1,204,080		—	—	1,605,580
President and Chief Operating Officer	2012	275,000	126,500	812,093		—	—	1,213,593

(1)

Includes discretionary bonuses earned pursuant to our company-wide bonus plan for the year ended January 31, 2013. Under the terms of the bonus plan, each full-time employee of Workday as of October 31, 2012 was entitled to receive a cash bonus of $1,500 and one week’s additional vacation time if we achieved certain business objectives. In addition, pursuant to the terms of their respective offer letters, Mr. Peek earned a bonus of $75,000 (representing payment at target of Mr. Peek’s $100,000 annual bonus for the three quarters of fiscal 2013 when he was employed by Workday) and Mr. Stankey earned a bonus of $125,000 for the achievement of mutually agreed-upon objectives. Mr. Peek also received a hiring bonus of $50,000.

(2)

The amounts reported reflect the grant date fair value of the stock options and restricted stock awards granted to the named executive officers during the fiscal year ended January 31, 2013 as computed in accordance with FASB ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock award is measured based on the value of our common stock on the date of grant, as determined by our Board of Directors. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 of the Notes to our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K filed on March 22, 2013.

(3)	All other compensation consists of incremental cost to Workday of the personal use of company-leased aircraft.
(4)	Earned while serving as a director of Workday. Mr. Peek resigned from the Board of Directors on June 12, 2012 in connection with his commencement of employment as our Chief Financial Officer.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each unexercised stock option and restricted shares held by our named executive officers as of January 31, 2013.

	Grant Date	Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (1)(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Aneel Bhusri	5/22/2012	—	—	—	1,000,000	$53,420,000
	11/4/2010	3,200,000	$1.30	11/3/2020
Mark S. Peek	5/22/2012	—	—	—	150,000	8,013,000
Michael A. Stankey	5/4/2012	150,000	7.05	5/3/2022	—	—
	2/18/2011	675,000	2.30	2/17/2021	—	—
	10/27/2009	1,859,346	0.65	10/26/2019	—	—

(1)

Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the vesting start date and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a lapsing right of repurchase in favor of us at the exercise price.

(2)

In addition, certain of our named executive officers have exercised options, some of which had not yet vested and were therefore subject to a right of repurchase as of January 31, 2013 in the event that their employment with Workday terminates, as follows: Mr. Duffield, 1,598,000 shares subject to a right of repurchase; Mr. Bhusri, 390,000 shares subject to a right of repurchase; and Mr. Peek, 620,000 shares subject to a right of repurchase.

(3)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A common stock on January  31, 2013, which was $53.42.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2013 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	28,105,442	$3.25	38,685,700
Equity compensation plans not approved by security holders	3,254,000	1.29	0

(1)	Included in this amount are 2,000,000 shares available for future issuance under the 2012 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2013, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 30,000,578 shares of Class A common stock and 136,575,609 shares of Class B common stock outstanding at March 15, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 15, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
David A. Duffield(2)	—	—	82,291,206	60%	59%
Aneel Bhusri(3)	—	—	96,017,365	70%	69%
Mark S. Peek(4)	—	—	913,123	*	*
Michael A. Stankey(5)	—	—	3,104,673	2%	2%
A. George (“Skip”) Battle(6)	84,000	*	617,247	*	*
Christa Davies(7)	70,000	*	165,000	*	*
Michael M. McNamara(8)	202,000	*	210,165	*	*
Scott D. Sandell(9)	—	—	13,927,273	10%	10%
George J. Still, Jr.(10)	263,000	*	501,784	*	*
All executive officers and directors as a group (10 persons)(11)	619,000	2%	115,716,630	85%	83%
5% Stockholders:
Blue Ridge Capital and affiliates(12)	1,798,000	6%	—	—	*
FMR LLC and affiliates(13)	3,749,101	12%	1,508,295	1%	1%
Greylock Partners and affiliates(14)	—	—	15,190,578	11%	11%
Jennison Associates LLC(15)	2,652,274	9%	—	—	*
New Enterprise Associates and affiliates(16)	—	—	13,939,394	10%	10%
Prudential Financials Inc. and affiliates(17)	2,649,184	9%	—	—	*
T. Rowe Price Associates, Inc. and affiliates(18)	2,317,300	8%	1,905,589	1%	2%

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 70,111,206 shares of Class B common stock held by The David A. Duffield Trust (the Duffield Trust) dated April 2, 1997, including 1,451,250 shares of Class B common stock which may be repurchased by us at the original exercise price within 60 days of March 15, 2013, and (ii) 12,180,000 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust. The Duffield Trust is a limited partner in Greylock XI Limited Partnership (Greylock XI) as reflected in footnote 14 below.

(3)

Includes (i) 7,126,443 shares of Class B common stock held directly by Mr. Bhusri, of which 100,000 shares may be repurchased by us at the original exercise price within 60 days of March 15, 2013, (ii) 1,000,000 shares of restricted Class B common stock held directly by Mr. Bhusri, which may be subject to forfeiture within 60 days of March 15, 2013, (iii) 3,200,000 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 15, 2013, (iv) 848,557 shares of Class B common stock held by the Aneel Bhusri Grantor Retained Annuity Trust DTD September 13, 2011, (v) 5,000 shares of Class B common stock held by Mr. Bhusri’s minor child, (vi) 13,300,967 shares of Class B common stock held by Greylock XI, as reflected in footnote 14 below, (vii) 370,554 shares of Class B common stock held as a nominee only by Greylock XI-A Limited Partnership (Greylock XI-A), as reflected in footnote 14 below, (viii) 54,638 shares of Class B common stock held by Greylock XI Principals LLC (Greylock XI Principals) in nominee form only for the benefit of Mr. Bhusri, and (ix) 70,111,206 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by the Aneel Bhusri Grantor Retained Annuity Trust DTD September 13, 2011 and shares held by Mr. Bhusri’s minor child. Mr. Bhusri is a managing partner of Greylock XI GP Limited Partnership (Greylock XI GP), which has voting and dispositive power with regard to the shares held by Greylock XI and Greylock XI-A. Mr. Bhusri has voting and dispositive power only with respect to the 54,638 shares that are held by Greylock XI Principals in nominee form, and does not have voting or dispositive power over the remaining shares held by Greylock XI Principals in nominee form. Mr. Bhusri disclaims beneficial ownership with respect to the remaining shares held by Greylock XI Principals in nominee form.

(4)

Includes (i) 613,123 shares of Class B common stock held directly by Mr. Peek, of which 500,000 shares may be repurchased by us at the original exercise price within 60 days of March 15, 2013, (ii) 150,000 shares of Class B common stock held by Mr. Peek and Theresa M. Peek, 112,500 of which may be repurchased by us at the original exercise price within 60 days of March 15, 2013, and (iii) 150,000 shares of restricted Class B common stock held directly by Mr. Peek, which may be subject to forfeiture within 60 days of March 15, 2013.

(5)

Includes (i) 420,327 shares of Class B common stock held by The Michael Alan Stankey Grantor Retained Annuity Trust, and (ii) 2,684,346 shares of Class B common stock issuable to Mr. Stankey pursuant to options exercisable within 60 days of March 15, 2013. Mr. Stankey is a limited partner in Greylock XI-A and a venture partner in Greylock XI GP, as reflected in footnote 14 below.

(6)

Includes (i) 594,623 shares of Class B common stock held directly by Mr. Battle, of which 128,000 shares of Class B common stock may be repurchased by us at the original exercise price within 60 days of March 15, 2013, (ii) 22,624 shares of Class B common stock held by Catherine McNelley, (iii) 30,000 shares of Class A common stock held by the Perkins Battle 2011 Trust, (iv) 30,000 shares of Class A common stock held by the A. George Battle 2011 Separate Property Trust, (v) 15,000 shares of Class A common stock held by the Battle Family Foundation, and (vi) 9,000 shares of Class A common stock held by Catherine McNelley. Mr. Battle has voting and dispositive power with regard to the shares held by the Perkins Battle 2011 Trust, the A. George Battle 2011 Separate Property Trust, the Battle Family Foundation and Catherine McNelley. Mr. Battle is a limited partner in Greylock XI, as reflected in footnote 14 below.

(7)

Includes (i) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 15, 2013, and (ii) 70,000 shares of Class A common stock held directly by Ms. Davies.

(8)

Includes (i) 28,165 shares of Class B common stock held directly by Mr. McNamara, (ii) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 15, 2013, (iii) 2,000 shares of Class B common stock held by Mr. McNamara’s minor child, (iv) 135,000 shares of Class A common stock held directly by Mr. McNamara, (v) 2,000 shares of Class A common stock held by Mr. McNamara’s minor child, and (vi) 65,000 shares of Class A common stock held by Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan dated June 30, 2005 (Flextronics Trust). Mr. McNamara has voting and dispositive power with regard to the shares held by his minor child. Flextronics International, Ltd. (Flextronics) holds a warrant to purchase 1,350,000 shares of Class B common stock. Mr. McNamara does not have voting and dispositive power with regard to the warrant shares held by Flextronics or the shares held by the Flextronics Trust.

(9)

Includes (i) 6,963,637 shares of Class B common stock held by New Enterprise Associates 13, L.P., and (ii) 6,963,636 shares of Class B common stock held by New Enterprise Associates 12, Limited Partnership. See footnote 16 below.

(10)

Includes (i) 281,784 shares of Class B common stock held by Still Family Partners, a California Limited Partnership Formed 3-26-1996 (Still Family Partners), (ii) 220,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 15, 2013, (iii) 250,000 shares of Class A common stock held directly by Mr. Still, and (iv) 13,000 shares of Class A common stock held by Still Family Partners. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners.

(11)

Includes (i) 115,716,630 shares of Class B common stock as reflected in footnotes 2 through 10 above, (ii) 38,000 shares of Class B common stock held directly by an officer who is not a named executive officer, and (ii) 222,000 shares of restricted Class B common stock issuable to an officer who is not a named executive officer pursuant to options exercisable within 60 days of March 15, 2013. The total number of shares of Class A common stock includes the shares described in footnotes 6 through 10.

(12)

Based on information in a Schedule 13G filed by Blue Ridge Capital, L.L.C. on October 29, 2012, Blue Ridge Capital, L.L.C. and its affiliates and subsidiaries and John A. Griffin have sole voting and dispositive power over the shares. Blue Ridge Capital, L.L.C. and Mr. Griffin are each located at 660 Madison Avenue, 20th Floor, New York, NY 10065-8405.

(13)

Based on information contained in a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on October 29, 2012, FMR LLC and its affiliates have sole voting and dispositive power over the shares. The filing states that FMR LLC’s wholly-owned subsidiary, Fidelity Management & Research Company (Fidelity) acts as investment adviser to various investment companies and beneficially owns 5,021,096 shares, and one such investment company, Fidelity Contrafund, beneficially owns 2,261,583 shares. The business office of each FMR LLC, Edward C. Johnson 3d, and Fidelity are located at 82 Devonshire Street, Boston, Massachusetts 02109.

(14)

Includes (i) 13,300,967 shares of Class B common stock held by Greylock XI, (ii) 370,554 shares of Class B common stock held by Greylock XI-A, and (iii) 1,519,057 shares of Class B common stock held as nominee only by Greylock XI Principals, of which 54,638 shares are held in nominee form only for the benefit of Aneel Bhusri, 179,836 shares of Class B common stock held by Greylock XI Principals in nominee form only for the benefit of William W. Helman, a managing general partner of Greylock XI GP, and the remaining shares are held by Greylock XI Principals in nominee form only for the benefit of other persons. Greylock XI GP is the sole general partner of each of Greylock XI and Greylock XI-A. The shares held by Greylock XI Principals are held in nominee form only and as a result, Greylock XI Principals does not have voting or dispositive power over these shares. Greylock XI, Greylock XI-A and Greylock XI Principals disclaim beneficial ownership with respect to all the shares Greylock XI Principals holds in nominee form. The address for these entities and Mr. Helman is 2550 Sand Hill Road, Menlo Park, CA 94025. The Duffield Trust and Mr. Battle are limited partners in Greylock XI, and Mr. Stankey is a limited partner in Greylock XI-A and a venture partner in Greylock XI GP.

(15)

Based on information contained in a Schedule 13G filed by Jennison Associates LLC (Jennison) on January 10, 2013, Jennison has sole voting power over 1,358,523 shares and shared dispositive power over 2,652,274 shares. The filing states that Prudential Financial may be deemed the beneficial owner of securities beneficially owned by Jennison and the shares reported by Jennison may also be reported on the 13G filed by Prudential on January 10, 2013, as described below. Jennison is located at 466 Lexington Ave, New York, New York, 10017.

(16)

Consists of (i) 6,963,637 shares of Class B common stock held by New Enterprise Associates 13, L.P, (NEA 13), (ii) 6,963,636 shares of Class B common stock held by New Enterprise Associates 12, Limited Partnership (NEA 12), and (iii) 12,121 shares of Class B common stock held by NEA Ventures 2009, L.P. (Ven 2009). NEA Partners 13, L.P. (NEA Partners 13) is the sole general partner of NEA 13, and NEA 13 GP LTD (NEA 13 LTD) is the sole general partner of NEA Partners 13. The individual Directors

(collectively, the Directors) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna S. Kolluri, David M. Mott, Scott D, Sandell (a member of our Board of Directors), Ravi Viswanathan and Harry R. Weller. The Directors share voting and dispositive power with regard to the shares directly held by NEA 13. NEA Partners 12, Limited Partnership (NEA Partners 12) is the sole general partner of NEA 12, and NEA 12 GP, LLC (NEA 12 LLC) is the sole general partner of NEA Partners 12. The individual Managers (collectively, the Managers) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna S. Kolluri, and Scott D. Sandell. The Managers share voting and dispositive power with regard to the shares directly held by NEA 12. Karen P, Welsh, the general partner of Ven 2009, shares voting and dispositive power with regard to the shares directly held by Ven 2009. The address for these partnerships is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(17)

Based on information contained in a Schedule 13G filed by Prudential on January 10, 2013, Prudential has sole voting power over 42,826 shares, shared voting power over 1,312,607 shares, sole dispositive power over 42,826 shares and shared dispositive power over 2,606,358 shares. The filing states Prudential may be deemed the beneficial owner of securities beneficially owned by The Prudential Insurance Company of America, Jennison Associates LLC Stanley, Prudential Investment Management, Inc. and Quantitative Management Associates LLC. Prudential is located at 751 Broad Street Newark, New Jersey 07102.

(18)

Based on information contained in Amendment No. 1 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) on February 6, 2013, Price Associates has sole voting power over 808,325 shares and sole dispositive power over 4,222,889 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,738,585 shares), for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

Mark S. Peek

We entered into an offer letter agreement with Mr. Peek, our Chief Financial Officer, in April 2012, which was amended in May 2012. Pursuant to the offer letter, Mr. Peek’s initial base salary was established at $250,000 per year. In addition, he received a hiring bonus of $50,000 and is entitled an annual target bonus of $100,000 based upon performance against agreed-upon goals. On May 22, 2012, in accordance with the terms of his offer letter, Mr. Peek was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $7.05 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors, and 150,000 shares of restricted stock. This option and restricted stock vests as to 20% of the shares after 12 months of continuous service, with the balance vesting in equal quarterly installments over the next 16 quarters. Mr. Peek’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Peek will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Peek’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

James P. Shaughnessy

We entered into an offer letter agreement with Mr. Shaughnessy, our Vice President, General Counsel and Secretary, on July 7, 2011. Pursuant to the offer letter, Mr. Shaughnessy’s initial base salary was established at $200,000 per year. In addition, Mr. Shaughnessy is eligible to receive an annual target bonus of 25% of his base salary based on the achievement of mutually agreed-upon objectives, with a guaranteed payment at target on the one-year anniversary of his employment. Mr. Shaughnessy also received a one-time hiring bonus of $100,000, which is subject to repayment if Mr. Shaughnessy resigns within two years of commencing employment. In connection with his relocation, Mr. Shaughnessy was granted a one-time relocation allowance of $100,000, as well as reimbursement of specified relocation-related expenses. On August 30, 2011, in accordance with the terms of his offer letter, Mr. Shaughnessy was granted a stock option to purchase 240,000 shares of our common stock at an exercise price of $3.70 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and his related stock option agreement. Mr. Shaughnessy’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Shaughnessy will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Shaughnessy’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Michael A. Stankey

We entered into an offer letter agreement with Mr. Stankey, our President and Chief Operating Officer, on September 4, 2009. Pursuant to the offer letter, Mr. Stankey’s initial base salary was established at $33,280 per year, with an increase to $275,000 per year commencing January 1, 2010. In addition, Mr. Stankey is eligible to receive an annual target bonus of $125,000 based on the achievement of mutually agreed-upon objectives. On October 27, 2009, in accordance with the terms of his offer letter, Mr. Stankey was granted a stock option to purchase 2,700,000 shares of our common stock at an exercise price of $0.65 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and the related stock option agreement. On February 18, 2011, also in accordance with the terms of his offer letter and based on his performance, Mr. Stankey was granted an additional stock option to purchase 675,000 shares of our common stock at an exercise price of $2.30, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and related stock option agreement. Mr. Stankey’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Stankey will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Stankey’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full.

Indemnification arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2014 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2014 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than January 2, 2014. Such proposals must be delivered to the Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2014 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Secretary of Workday at the address listed on the front page, no earlier than February 7, 2014 and no later than March 9, 2014.

However, if the date of our 2014 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2013 Annual Report

A copy of our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended January 31, 2013 and our 2013 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

WORKDAY, INC.

April 2, 2013

Pleasanton, California

WORKDAY, INC.

6230 STONERIDGE MALL ROAD PLEASANTON, CA 94588

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote

“FOR” the following: nominee(s) on the line below.

0 0 0

1. Election of Directors

Nominees

01 A. George (Skip) Battle 02 Michael M. McNamara

The Board of Directors recommends you vote “FOR” proposals 2 and 3. For Against Abstain

2 To ratify the appointment of Ernst & Young LLP as Workday’s independent registered public accounting firm for the fiscal year 0 0 0 ending January 31, 2014.

3 Reapproval of the Internal Revenue Code Section 162(m) limits of our 2012 Equity Incentive Plan. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report and Proxy Statement is/are available at www.proxyvote.com .

PROXY

WORKDAY, INC.

Annual Meeting of Stockholders to be Held on May 23, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC.

The undersigned hereby appoints Aneel Bhusri and James P. Shaughnessy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of March 25, 2013, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Workday, Inc. to be held at 9:00 a.m. PDT on May 23, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place at the San Ramon Marriott located at 2600 Bishop Drive, San Ramon, California.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side